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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE TO

           TENDER OFFER STATEMENT UNDER SECTION 14(D)(1) OR 13(E)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)

                           PHILLIPS PETROLEUM COMPANY
         (NAME OF SUBJECT COMPANY (ISSUER) AND FILING PERSON (OFFEROR))

                                  COMMON STOCK
                         (TITLE OF CLASS OF SECURITIES)

                                  718507 10 6
                     (CUSIP NUMBER OF CLASS OF SECURITIES)

                               J. BRYAN WHITWORTH
                   EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL
                        AND CHIEF ADMINISTRATIVE OFFICER
                           PHILLIPS PETROLEUM COMPANY
                               PHILLIPS BUILDING
                          BARTLESVILLE, OKLAHOMA 74004
                                 (918) 661-6600
            (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED
     TO RECEIVE NOTICES AND COMMUNICATIONS ON BEHALF OF THE FILING PERSON)

                                    COPY TO:

                             KAREN G. KRUEGER, ESQ.
                         WACHTELL, LIPTON, ROSEN & KATZ
                              51 WEST 52ND STREET
                            NEW YORK, NEW YORK 10019
                                 (212) 403-1000

[ ] Check the box if the filing relates solely to preliminary communications made before commencement of a tender offer.

     Check the appropriate boxes below to designate any transactions to which the statement relates:

     [ ]  third party tender offer subject to Rule 14d-1.

     [X]  issuer tender offer subject to Rule 13e-4.

     [ ]  going-private transaction subject to Rule 13e-3.

     [ ]  amendment to Schedule 13D under Rule 13d-2.

     Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]
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

     Phillips Petroleum Company, a Delaware corporation ("Phillips"), hereby amends and supplements its Tender Offer Statement on Schedule TO, originally filed with the Securities and Exchange Commission on December 17, 2001 (the "Schedule TO"), with respect to its Offer to exchange Eligible Awards for Restricted Stock Units and New LTIP Awards. All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Schedule TO. This amendment constitutes Amendment No. 1 to the Schedule TO.

ITEM 1  SUMMARY TERM SHEET.

     Item 1 of the Schedule TO is amended and restated in its entirety, as follows:

     The information set forth in "Summary Term Sheet" in the Offer to Exchange, dated December 17, 2001, as amended and restated as of January 3, 2002, and attached hereto as Exhibit (a)(1)(iv) (the "Offer to Exchange"), is incorporated herein by reference.

ITEM 12  EXHIBITS.

     Item 12 of the Schedule TO is amended and supplemented to add the following exhibits:

(a)(1)(iv) Offer to Exchange, dated December 17, 2001, as amended and restated as of January 3, 2002.
(a)(1)(v)   Amended Form of Letter of Transmittal.
(a)(1)(vi)  Form of Letter to Eligible Participants, dated January 3,
            2002, Regarding Certain Revisions to the Offer.

                                   SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          Phillips Petroleum Company

                                          By: /s/ J. BRYAN WHITWORTH
                                            ------------------------------------
                                            Name: J. Bryan Whitworth
                                            Title:  Executive Vice President,
                                                General Counsel and
                                                Chief Administrative Officer

January 2, 2002

                               INDEX TO EXHIBITS

 EXHIBIT
  NUMBER                            DESCRIPTION
----------                          -----------
(a)(1)(i)   Offer to Exchange, dated December 17, 2001.*
(a)(1)(ii)  Form of Letter of Transmittal.*
(a)(1)(iii) Form of Letter to Eligible Employees and Non-Employee
            Directors Regarding the Offer.*
(a)(1)(iv)  Offer to Exchange, dated December 17, 2001, as amended and restated as of January 3, 2002.
(a)(1)(v)   Amended Form of Letter of Transmittal.
(a)(1)(vi)  Form of Letter to Eligible Participants, dated January 3,
            2002, Regarding Certain Revisions to the Offer.

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* Previously filed.


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